SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934
                            (Amendment No.      )



Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[x]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
Section 240.14a-12
                            CBI INDUSTRIES, INC.
.................................................................
              (Name of Registrant as Specified In Its Charter)

.................................................................
                 (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[x]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(j)(2).
[ ]   $500 per each party to the controversy pursuant to Exchange
Act Rule 14a-6(j)(3).
[ ]   Fee computed on table below per Exchange Act Rules 14a-
6(i)(4) and 0-11.
      1) Title of each class of securities to which transaction applies:

            .......................................................
      2) Aggregate number of securities to which transaction applies:

            .......................................................
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

            .......................................................
      4)    Proposed maximum aggregate value of transaction:

            .......................................................

(1) Set forth the amount on which the filing is calculated and state how it was determined.

[ ]   Check box if any part of the fee is offset as provided by
Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

            .......................................................
      2)    Form, Schedule or Registration Statement No.:

            .......................................................
      3)    Filing Party:

            .......................................................
      4)    Date Filed:

            .......................................................
PAGE

                         PRELIMINARY PROXY STATEMENT

                            CBI INDUSTRIES, INC.
                             800 JORIE BOULEVARD
                       OAK BROOK, ILLINOIS  60521-2268

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 12, 1994

To the Shareholders of:

                            CBI INDUSTRIES, INC.

      You are hereby notified that the Annual Meeting of Shareholders of CBI Industries, Inc. will be held at Drury Lane
Oakbrook Terrace, 100 Drury Lane, Oakbrook Terrace, Illinois, at
10:30 A.M., Central Time, on Thursday, May 12, 1994, for the following purposes:

      1. To elect four directors to serve for a three year term expiring in 1997;

      2. To amend the Company's Certificate of Incorporation to permit the Company to enter into certain mergers without shareholder approval (designated as Proposal
            No. 1 in the accompanying proxy statement);

      3.    To adopt the proposed CBI 1994 Restricted Stock Award
            Plan (designated as Proposal No. 2 in the accompanying proxy statement);

      4.    To adopt the proposed CBI Industries, Inc. Officers'
            Bonus Plan (designated as Proposal No. 3 in the accompanying proxy statement); and

      5. To transact such other business as may be properly brought before the meeting.

      Only shareholders of record at the close of business on March 15, 1994, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The stock transfer books will not be closed.

      SHAREHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND
PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.  NO
POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.


                                        C. C. Toerber
                                        Secretary

March _____, 1994
PAGE

                            CBI INDUSTRIES, INC.

             PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                MAY 12, 1994

      This proxy statement, which is first being mailed to shareholders on or about April 6, 1994, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of CBI Industries, Inc. ("CBI" or the "Company"), who ask you to complete, sign, date and mail the enclosed proxy for use at the Annual Meeting to be held May 12, 1994, for the purposes set forth in the foregoing notice. Cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally or by telephone or telefax by the directors, officers and a few regular employees of the Company, without extra compensation.

      The Company's Common Stock, $2.50 par value per share (the "Common Stock") and the Company's Convertible Voting Preferred Stock, Series C (the "Series C Preferred Stock") vote together as a class. Each share of Common Stock entitles the record holder thereof to one vote on each matter submitted to a vote at the meeting. The Certificate of Designations for the Series C Preferred Stock provides that, following the 3-for-2 stock split in 1991, each share of the Series C Preferred Stock entitles the record holder thereof to one and one half votes on each matter submitted to a vote at the meeting. All shares represented by proxies duly executed and received by the Company prior to the time a quorum is ascertained at the meeting will be voted at the meeting or any adjourned session thereof in accordance with the terms of the proxies. If no choice is indicated on the proxy, the proxyholders will vote for all the nominees listed herein and for Proposals No. 1, 2 and 3. If any other business is properly brought before the meeting, the proxies will be voted in accordance with the best judgment of the proxyholders.

      A shareholder may revoke a proxy at any time before it is exercised by submitting a document revoking it, by submitting a duly executed proxy bearing a later date or by attending the meeting and voting in person.

      Only shareholders of record of the __________ shares of the Common Stock and of the __________ shares of the Series C
Preferred Stock outstanding at the close of business on March 15, 1994, are entitled to notice of and to vote at the meeting.

      It is the practice of the Company's management that all proxies, ballots, consents and voting tabulations that identify shareholders be kept confidential, except where disclosure may be required by applicable law, where shareholders write comments on their proxy cards, where disclosure is expressly requested by a shareholder, and in the event of a proxy or consent solicitation not approved and recommended by the Board of Directors, including a proxy or consent solicitation for a change of control of the Company based on an opposition proxy or consent statement filed or required to be filed with the Securities and Exchange Commission. Inspectors and tabulators of election are independent and not employees of the Company.

ELECTION OF DIRECTORS

      The Board of Directors, which has responsibility for making broad corporate policy and for the overall management of the Company, held six regular meetings in 1993.

      The Company's Certificate of Incorporation provides for a Board of Directors of not less than nine nor more than eighteen members, as determined from time to time by resolution of the Board, divided into three classes, with members of each class serving a three year term. Effective January 13, 1993, the size of the Board is thirteen. Four directors are to be elected to serve until the Annual Meeting of Shareholders in 1997 or until their successors shall be elected and qualified. All nominees have indicated that they are willing and able to serve as directors if elected and are presently directors of the Company. If any nominee should be unable to serve for any reason, the proxyholders may vote for a substitute designated by the Board in each such case.

      Directors will be elected by a majority of the votes cast at the meeting. Abstentions, directions to withhold authority to vote for a director-nominee or to withhold authority to vote for all director-nominees and "broker non-votes" (where a named entity holding shares for a beneficial owner has not received voting instructions from the beneficial owner with respect to a particular matter and such named entity does not possess or choose to exercise its discretionary authority with respect there
to) will be considered present at the meeting but will not be counted to determine the total number of votes cast.

      Certain information with respect to the nominees for directors and the nine directors whose terms do not expire this year is as follows:

Nominees for Election for Term of Three Years Expiring in 1997:

      R. J. DANIELS, 60, Executive Vice President since April 21, 1988. President of Liquid Carbonic Industries Corporation since January 1, 1988, Executive Vice President-U.S. Operations from 1987 to 1988 and Senior Vice President-Chief Financial Officer from 1983 to 1987. Director of the Company since April 21, 1988.

      J. E. JONES, 59, Chairman of the Board, President and Chief Executive Officer since May 11, 1989, President and Chief Operating Officer from January 1, 1988 to May 11, 1989, Vice Chairman of the Board from 1985 to January 1, 1988. Director of the Company since April 13, 1976. Director of Allied Products Corporation (diversified manufacturer); Interlake Corporation (metals, material handling and packaging); Amsted Industries Incorporated (diversified manufacturer); Valmont Industries, Inc. (irrigation equipment and industrial products); and NICOR Inc. (utility).

      E. J. MOONEY, JR., 52, President and Director of Nalco Chemical Company (specialty chemicals) since March 1, 1990, Executive Vice President and Director from 1988 to 1990, and Group Vice President and President-Petroleum Division from 1986 to 1988. Director of the Company since December 6, 1988.
Member:  Compensation Committee (Chairman); Nominating Committee.

      R. G. WALLACE, 67, Retired. Executive Vice President and Director of Phillips Petroleum Company (petroleum exploration, production, refining and marketing) from June, 1982 until October, 1988. Director of the Company since April 17, 1986. Director of Valmont Industries (irrigation systems, steel tubing and electrical products) and A. Schulman (plastics compounding and sales). Member: Audit Committee; Nominating Committee (Chairman).

Directors to Continue in Office with Terms Expiring in 1995:

      E. H. CLARK, JR., 67, Chairman of the Board and Chief Executive Officer of The Friendship Group (investment partnership) since January 26, 1989. Chairman of the Board of Baker-Hughes Incorporated (products and services for the petroleum and mining industries) from April 3, 1987 to his retirement on January 25, 1989, Chairman of the Board of Baker International Corporation from 1980 to April 3, 1987, and Chief Executive Officer from 1965 to January 28, 1987. Director of the Company since April 14, 1981. Director of Honeywell, Inc. (electronic and pneumatic controls and systems); Kerr-McGee Corporation (oil, gas and mining); Beckman Instruments Inc. (instrumentation for medical and life sciences); and American Mutual Fund (a mutual fund for public investment). Member:
Audit Committee; Nominating Committee.

      J. T. HORTON, 65, Engineering Consultant.  Director of the
Company since November 3, 1959.  Director of Beverly Bank
(banking) and Director and Chairman of the Board of Horton
Trading Limited (investments and data processing).  Member:
Compensation Committee; Nominating Committee.

      G. L. SCHUEPPERT, 55, Executive Vice President-Finance since August 1, 1987. Director of the Company since May 11, 1989.
Director of Wells Manufacturing Company (steel alloys and castings).

      R. T. STEWART, 61, Chairman, President and Chief Executive Officer of Scott Paper Limited, a Canadian corporation (manufacturer of sanitary paper products). Director of the Company since November 11, 1992. Director of Royal Bank of Canada (banking) and BC Gas Inc. (natural gas utility company).
Member:  Compensation Committee; Nominating Committee.

Directors to Continue in Office with Terms Expiring in 1996:

      L. E. AKIN, 56, Executive Vice President since August 2, 1988, Senior Vice President from April, 1988, to August 2, 1988, and Vice President of the Company from 1986 to 1988. President of Chicago Bridge & Iron Company since July 1, 1988 and President of CBI Services, Inc. from 1985 to 1988. Director of the Company since August 2, 1988.

      W. N. CALDWELL, 66, Retired. President of W.W. Grainger, Inc. (national distributor of industrial and commercial products) from 1984 until he retired on July 31, 1992. Director of the Company since December 6, 1988. Director of Consolidated Papers, Inc. (manufacturer of coated paper); Kewaunee Scientific Corporation (manufacturer of laboratory furniture and equipment); and APS Holdings, Inc. (second largest distributor of automotive parts and supplies). Member: Audit Committee (Chairman); Nominating Committee.

      R. J. DAY, 69, Retired. Chairman of the Board of USG Corporation (building products) from January, 1990 until he retired on May 31, 1990, Chairman of the Board and Chief Executive Officer from February, 1987 until 1990, Chairman of the Board, President and Chief Executive Officer from 1985 until 1987, and President and Chief Operating Officer from 1981 until 1985, and Director from 1979 to 1990. Director of the Company since April 13, 1982. Director of GATX Corporation (railcar leasing and financial services) and Duff & Phelps Selected Utilities (investment fund). Member: Compensation Committee; Nominating Committee.

      G. E. MACDOUGAL, 57, General Director, New York City Ballet. Honorary Chairman of the Board of Mark Controls Corporation (building management systems and flow control products) since
1987 and Chairman of the Board and Chief Executive Officer from 1969 to 1987. Director of the Company since 1981. Since 1987, Assistant Campaign Manager, George Bush for President, then
United States Delegate and Alternate Representative to the United Nations General Assembly, 1989-1990. Director (and Chairman of the Board from 1991-1993) of Bulgarian-American Enterprise Fund, 1991 to present. Director of United Parcel Service (parcel delivery service); Director and Member of the Executive Committee of Union Camp Corporation (forest products); and Advisory
Director of Saratoga Partners (venture capital fund).  Member:
Compensation Committee; Nominating Committee.

      J. F. RIORDAN, 58, President of MidCon Corp. (diversified natural gas company) since 1988 and Chief Executive Officer since 1990, and Executive Vice President and Director of Occidental Petroleum Corporation (diversified petroleum, chemical and natural gas company), the parent company of MidCon Corp., since 1991. Director of the Company since January 13, 1993. Member:
Audit Committee; Nominating Committee.

                           COMMITTEES OF THE BOARD

      The Audit Committee, which held three meetings in 1993, is charged with reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company, and coordinating the annual internal audit plan with the
auditing plan of the independent auditors.   The Committee
receives reports from the Company's Internal Audit Department, reviews the annual report to shareholders and the financial statements contained therein, reviews the audit performed by the Company's independent auditors and acts as liaison between the independent auditors and the Board. The Committee makes recommendations concerning the appointment of the independent auditor of the Company, the scope of the audit to be performed and the fees to be paid. The Committee is also authorized to audit and monitor the compliance by the Company and its subsidiaries with the laws of the various jurisdictions in which the company and its subsidiaries conduct business and to report to the Board and make recommendations with respect to any problems.

      The Compensation Committee, which held two meetings in 1993, reviews and makes recommendations concerning compensation philosophy and guidelines for the executive and managerial group of the Company; reviews compensation and benefit programs for employees of the Company and its subsidiaries, compares such programs and compensation against market data and makes recommendations as to modifications; reviews recommendations or actions of management concerning benefit plans, incentive plans, stock option or other stock awards and oversees the administration of such plans; reviews compensation, and awards and grants under corporate benefit plans for the Chief Executive Officer; reviews management recommendations concerning compensation for certain other officers; administers the CBI Industries, Inc. Stock Option Plan and the CBI 1989 Restricted Stock Award Plan; and makes determinations as to which key officers of the Company or its subsidiaries should be offered employment and/or termination agreements.

      The Nominating Committee, which did not meet in 1993, establishes criteria regarding the size and composition of the Board and its Committees, recommends criteria relating to tenure and eligibility, identifies, reviews and recommends prospective Board members, recommends candidates for the position of Chief Executive Officer and Chief Financial Officer, and approves the nominees for new positions on the Board and vacancies. It will consider nominees for the Board recommended by shareholders. Pursuant to the Company's by-laws, recommendations must be submitted in writing and addressed to the Chairman of the Nominating Committee, c/o Secretary of the Company, C.C. Toerber, CBI Industries, Inc., 800 Jorie Boulevard, Oak Brook, IL 60521-2268 not less than sixty days prior to the first anniversary of the date of the last meeting of shareholders called for the election of directors and set forth the name, age, business and residential address, principal occupation, number of shares of Common Stock owned and such other information concerning the nominee as may be required by the Federal securities laws with respect to an individual nominated as a director for whom proxies are solicited.


                     COMMON STOCK OWNERSHIP BY CERTAIN
                           PERSONS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

      The following table sets forth certain information with respect to each person known to the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding stock.

                                                   Amount and Nature
                                                   of Beneficial
Title          Name and address                    Ownership           Percent
of Class       of Beneficial Owner                 Class               of Class

Common Stock   LaSalle National Trust, N.A.          4,761,084 (1)       11.54%
               135 South LaSalle Street
               Chicago, IL 60603

Common Stock   Capital Guardian                                (2)            %



Common Stock   Putnam Investments, Inc.              2,709,283 (3)         7.2%
               One Post Office Square
               Boston, MA  02109

Common Stock   State of Wisconsin Investment       2,061,700 (4)           5.5%
               Board
               P.O. Box 7842
               Madison, WI 53707

(1) According to an amended Schedule 13G dated February 10, 1994, these shares are held by LaSalle National Trust, N.A. in its capacity as Trustee of the CBI Salaried Employee Stock Ownership Plan (1987) (the "ESOP"). It has shared power to vote the shares and sole power to dispose of the shares. Includes 2,487,007 unallocated shares of Series C Preferred Stock (which are convertible into 3,730,511 shares of Common Stock). Excludes 792,738 shares of Common Stock and 1,226,512 shares of Series C Preferred Stock (which are convertible into 1,839,768 shares of Common Stock) which are allocated to accounts of ESOP participants.

(2)   According to Schedule 13G dated February , 1994 filed by
      Capital Guardian, it had sole power to vote
      shares, shared power to vote              shares, and sole
      power to dispose of                 shares.

(3)   According to Schedule 13G dated January 26, 1994 filed by
      Putnam Investments, Inc. and its subsidiaries, Putnam
      Investment Management, Inc. and The Putnam Advisory Company, Inc., it had shared power to vote 28,800 shares and shared power to dispose of 2,709,283 shares.

(4) According to Schedule 13G dated February 8, 1994 filed by the State of Wisconsin Investment Board, it had sole voting power and sole dispositive power with respect to the shares.


Security Ownership of Management of the Company

      The following table sets forth certain information regarding the Company's Common Stock beneficially owned on February 16,
1994, by each director and nominee, each named executive officer and by all directors and executive officers as a group.

                            Shares of Common Stock           Percent of
                            Shares of Common Stock           Outstanding
Name of                     Beneficially Owned As of         Common
Beneficial Owner            February 16, 1994 (1)            Stock

J. E. Jones                    70,536 (2)                           *
L. E. Akin                     28,831 (2)                           *
W. N. Caldwell                  1,200                               *
E. H. Clark, Jr.                1,050                               *
R. J. Daniels                  21,970 (2)                           *
R. J. Day                       1,350                               *
J. T. Horton                1,536,114 (3)                        4.2%
G. E. MacDougal                 3,400                               *
E. J. Mooney                    1,650                               *
J. F. Riordan                   1,000                               *
G. L. Schueppert               39,105 (2)                           *
R. T. Stewart                     800                               *
R. G. Wallace                   1,350                               *
C. O. Ziemer                   25,421 (2)                           *
All directors and
  executive officers as a
  group (17 in number)      1,733,777 (2)                        4.7%

   *Beneficially owns less than one percent of the Company's out-standing shares of Common Stock.

(1) Share amounts for individual directors and all directors and officers as a group include shares awarded pursuant to the CBI restricted stock award plans for which restrictions have not lapsed, shares of Common Stock held pursuant to the CBI Salaried Employee Stock Ownership Plan (1987) and shares owned by spouses and certain other immediate family members.

(2) Excludes shares which are subject to presently exercisable stock options as follows: J.E. Jones, 137,500 shares; L.E. Akin, 40,800 shares; R.J. Daniels, 64,500 shares; G.L. Schueppert, 66,450 shares; C.O. Ziemer 33,700 shares; and directors and executive officers as a group, 375,550 shares, and excludes shares of Series C Preferred Stock held pursuant to the CBI Salaried Employee Stock Ownership Plan
      (1987) as follows: J.E. Jones, 4,369 shares; L.E. Akin, 3,827 shares; R.J. Daniels, 3,966 shares; G.L. Schueppert, 4,015 shares; C.O. Ziemer, 3,135 shares; and directors and executive officers as a group, 23,522 shares.

(3) Includes 1,534,140 shares owned by Mr. Horton as co-trustee of twenty-one trusts of which he has a one-sixth beneficial interest.

Compliance with Section 16 of the Exchange Act

      Under rules adopted by the Securities and Exchange Commis-sion effective May 1, 1991, the Company is required to report certain information about any director, officer, beneficial owner of more than ten percent of its Common Stock or its Preferred Stock, or any other person subject to Section 16 of the Securities Exchange Act of 1934 that failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act (the "Reports") during the last fiscal years. Based upon information furnished to the Company, including the Reports in question, as contemplated by the rules, it appears that C. T. Haller, Jr., who was elected Vice President-Administration of the Company on August 11, 1993, filed his ownership report on Form 3 late.


                           EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company.

                                                                         Long Term Compensation
                                                  Annual Compensation          Awards
(a)                                      (b)      (c)         (d)        (f)          (g)               (i)

                                                                                      Securities
                                                                         Restricted   Underlying
                                                                         Stock        Options/          All Other
Name and                                          Salary      Bonus      Award(s)     SARs (#           Compensation
Principal Position                       Year     ($)         ($)<F1>    ($)<F2>      Shares)<F3>       ($)<F4><F5>
J.E. Jones, Chairman of the              1993      530,000      77,000    515,250       28,000           133,222
Board, President, Chief                  1992      495,000     456,667          0       28,000            78,395
Executive Officer and                    1991      460,000     267,102    536,250       27,000
Director

L.E. Akin, Executive Vice                1993      290,000      35,000    200,375       12,000            76,575
President and Director,                  1992      275,000     201,822          0       13,500            42,428
President of Chicago Bridge              1991      250,000     158,419    160,875       13,500
& Iron Company

R.J. Daniels, Executive                  1993      265,000      43,515    171,750       11,000            67,456
Vice President and                       1992      252,000     148,057          0       12,000            40,191
Director, President of                   1991      242,000      81,621    143,000       12,000
Liquid Carbonic Industries
Corporation

G.L. Schueppert, Executive               1993      305,000      35,000    200,375       12,000            87,047
Vice President, Chief                    1992      290,000     218,895          0       13,500            46,156
Financial Officer and                    1991      270,000     123,898    160,875       14,250
Director

C.O. Ziemer, Senior Vice                 1993      192,000      25,000     85,875        6,500            48,064
President and General                    1992      185,000      86,589          0        7,000            30,634
Counsel                                  1991      178,000      53,629     89,375        7,200

<F1>  The amounts were earned in the stated year and paid in the following year pursuant to annual incentive bonus opportunities described under the caption "Compensation Committee Report on Compensation Awards."

<F2>  Restricted Stock Awards are valued at the closing price on the date of grant.  Participants receive dividends on the
Restricted Stock reported in this column.  The number and value of the aggregate restricted stock holdings at the end of the last completed fiscal year, based on the NYSE composite closing price of $30.375/share on 12/31/93, for each named executive officer are:  J.E. Jones 60,750, $1,845,281; L.E. Akin 20,275, $615,853; R.J. Daniels 16,125, $489,797; G.L. Schueppert 24,250, $736,594;
and C.O. Ziemer 12,900, $391,838.

<F3>  It is the present policy of the Compensation Committee not to award SARs either at the time of grant or during the term of the option.

<F4>  The compensation reported represents (a) contributions pursuant to the CBI Salaried Employee Stock Ownership Plan (1987)
(the "ESOP") for shares allocated to the executive officer's account, (b) the cost of stock allocated in the form of units to each executive officer's account in an irrevocable trust under the CBI Benefit Restoration Plan (described under the caption "Pension and other retirement benefits") for allocations pursuant to the ESOP which otherwise exceed the maximum limit imposed upon such plan by the Internal Revenue Code (the "Code"), and (c) the dollar value of split-dollar life insurance benefits.  The split-
dollar life insurance plan became effective in 1993 and replaced the CBI Supplemental Survivors' Benefit Program.  Those three amounts, expressed in the same order identified above, for each named executive officer are as follows:  J.E. Jones, $38,675,
$42,930, $51,617; L.E. Akin $37,425, $7,003, $32,147; R.J. Daniels $37,720, $3,706, $26,030; G.L. Schueppert $37,702, $9,793,
$39,552; C.O. Ziemer $30,371, $0, $17,693.

<F5>  Disclosure of "All Other Compensation" for the fiscal year ending December 31, 1991 is not required by the applicable rules of the Securities and Exchange Commission.

Options and stock appreciation rights

      The following tables summarize option grants and exercises during the fiscal year 1993 to and by the executive officers named in the Summary Compensation Table above, and the value of the options held by such persons at the end of fiscal 1993. No SARs were granted or exercised during fiscal 1993.

                                                OPTION/SAR <F1> GRANTS IN LAST FISCAL YEAR
                                                                                       Grant Value
                             Individual Grants                                              Date

(a)                (b)              (c)             (d)              (e)               (f)

                   Number of
                   Securities       % of Total
                   Underlying       Options/SARs
                   Options/SARs     Granted to      Exercise or                        Grant Date
                   Granted          Employees in    Base Price       Expiration        Present
Name               (# Shares)<F2>   Fiscal Year     ($/Share)        Date              Value ($)<F3>

J.E. Jones           28,000            12.7%           28.00         3/10/03            274,960
L.E. Akin            12,000             5.4%           28.00         3/10/03            117,840
R.J. Daniels         11,000             5.0%           28.00         3/10/03            108,020
G.L. Schueppert      12,000             5.4%           28.00         3/10/03            117,840
C.O. Ziemer           6,500             3.0%           28.00         3/10/03             63,830

<F1>  It is the present policy of the Compensation Committee not to award SARs either at the time of grant or during the term of the option.

<F2>  All options were granted at market value and are subject to a one-year holding period.  Each option will terminate and cease to be exercisable if the Participant's employment with the Company terminates for any reason other than death, retirement for disability or retirement under a retirement plan of the Company.

<F3>  The estimated grant date present  value reflected in the above table is determined using the Black-Scholes model.
The material assumptions and adjustments incorporated in the Black Scholes model in estimating the value of the options reflected in the above table include the following:  (a)an exercise price of the option ($28.00) equal to the fair market value of the underlying stock on the date of grant; (b) an interest rate (6.0%) that represents the interest rate on a U.S. treasury security with a maturity date corresponding to that of the option term; (c) volatility (29%)
calculated using daily stock prices for the one-year period prior to the grant date; (d) a dividend yield of 1.71%, representing the annualized dividends paid with respect to a  share of Common Stock as of the date of grant; and (e) a
16% reduction to reflect both the probability of forfeiture due to termination prior to vesting and the probability of a shortened option term due to termination of employment prior to the option expiration date.  The ultimate values of options will depend on the future market price of Common Stock, which cannot be forecast with reasonable accuracy.  The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

PAGE

                                          AGGREGATED OPTION/SAR<F1> EXERCISES IN LAST FISCAL YEAR
                                                       AND FY-END OPTION/SAR VALUES
(a)                (b)                (c)            (d)                         (e)

                                                     Number of Securities
                                                     Underlying Unexercised      Value of Unexercised In-
                                                     Options/SARs at FY-         the-Money Options/SARs
                                                     End (#)                     at FY-End ($)

                   Shares Acquired    Value          Exercisable/                Exercisable/
Name               on Exercise (#)    Realized ($)   Unexercisable               Unexercisable<F2>
J.E. Jones                0                 NA       137,500/                    855,587/
                                                      28,000                      66,500

L.E. Akin                 0                 NA        40,800/                     64,975/
                                                      12,000                      28,500

R.J. Daniels              0                 NA        64,500/                    423,662/
                                                       11,000                     26,125

G.L. Schueppert           0                 NA        66,450/                    401,412/
                                                       12,000                     28,500

C.O. Ziemer               0                 NA        33,700/                    199,712/
                                                        6,500                     15,438

<F1>  It is the present policy of the Compensation Committee not to award SARs either at the time of grant or during the term of the option.

<F2>  Value is based on the NYSE composite closing price of $30.375/share on 12/31/93.
/TABLE

Pension and other retirement benefits

      The CBI Pension Plan (the "Pension Plan") is non-contributory and covers substantially all salaried employees and certain hourly employees of the Company and its participating subsidiaries. The following table shows approximate annual pensions payable to salaried employees, including executive officers, assuming normal retirement at age 65 and that the current social security tax base remains unchanged:

Average
Annual                  Years of Service at Retirement
Earnings            15            25            35            40

 $100,000          $ 21,540     $ 35,900      $ 50,260      $ 57,440
  200,000            42,540       70,900        99,260       113,440
  300,000            63,540      105,900       148,260       169,440
  400,000            84,540      140,900       197,260       225,440
  500,000           105,540      175,900       246,260       281,440
  600,000           126,540      210,900       295,260       337,440
  700,000           147,540      245,900       344,260       393,440
  800,000           168,540      280,900       393,260       449,440
  900,000           189,540      315,900       442,260       505,440

      Pensions for salaried employees, including Executive Officers, are based on years of service and the greater of the average of their last thirty-six consecutive months or any three consecutive full calendar years of salary and bonuses (excluding profit-sharing, overseas living adjustments, remuneration related to Company securities, and compensation otherwise constituting qualified earnings in excess of an annually adjusted limitation imposed by the Internal Revenue Code.)

      Pension benefits are computed on the basis of a single life annuity with a surviving spouse benefit. Pension Plan benefits shown above are offset by a portion of primary Social Security benefits. In the case of all the named executive officers, such reduction would not substantially affect their benefits.
Benefits are also offset by an amount equal to the amount of a monthly annuity that could have been purchased from an insurance company at the time a participant retires with one-half the cash value of his ESOP account up to a maximum of one-half the pension accrued by the participant after 1987.

      The Internal Revenue Code limited the annual benefits which may be paid to any person under the Pension Plan to $115,641 per year in 1993. In addition, compensation to be used in the determination of benefits was limited by the Internal Revenue Code to $235,840 for 1993. The Company has adopted the CBI Benefit Restoration Plan through which it pays retirement benefits otherwise determined under the Pension Plan formulas but in excess of the maximum limit imposed upon qualified pension plans by the Internal Revenue Code. Certain assets have been placed in trust with an independent trustee to support the CBI Benefit Restoration Plan. The Company may not unilaterally amend such trust after a defined change in control of the Company and may not revoke the trust in any event.

      The number of years of credited service, as of December 31, 1993, for the named executive officers are: J.E. Jones, 36.7 years; G.L. Schueppert, 28.4 years; L.E. Akin, 33.3 years; R.J. Daniels, 27.9 years; and C.O. Ziemer, 31.3 years. Pursuant to an agreement between Mr. Jones and the Company, the years credited to him include years of service with his former employer, but any pension payable by the Company to him will be offset by any pension he receives from his former employer. Pursuant to an agreement between Mr. Schueppert and the Company the years credited to him include years of service with a former employer, but any pension payable by the Company to him will be offset by the amount of accrued and vested pension to which he was entitled at the former employer.


                          COMPENSATION OF DIRECTORS

      Directors who were not officers of the Company received in 1993 an annual retainer of $20,000, paid in quarterly installments, plus an amount equal to the value of 300 shares of Common Stock, valued on the first business day of July, which each eligible director in 1993 elected to take in the form of shares of Common Stock, and $1,000 for attendance at each Board meeting. Directors who were chairpersons of committees received in 1993 an additional retainer of $4,000. Those who serve on Board Committees receive $1,000 for each Committee meeting attended. Directors who are not employees of the Company may elect on an annual basis to defer their fees. Such electing director is credited with investment units equivalent to the number of shares of Common Stock that could have been purchased on the open market with the amounts to which the director was entitled under the standard compensation arrangements, plus credit for dividends that would have been paid on such shares.


                           TERMINATION AGREEMENTS

      Agreements between the Company and each of the named Executive Officers of the Company provide for each executive's continued employment for a three year period (or to age 65, if earlier) following a defined change in control of the Company. Compensation and benefits for such period are based generally on the executive's compensation and benefits before such defined change in control, subject to stipulated increases, and are payable notwithstanding termination (other than by death, disability or wilful and material breach of the agreement) of the executive's employment during such period.


           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Compensation Committee Report below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of outside directors and is responsible for reviewing and approving compensation practices and benefits, in particular those affecting the executive and management group of employees of the Company and its subsidiaries, and including recommendations proposed by management. The Committee determines compensation and awards and grants under corporate plans for officers of the Company (subject to review by the Board of Directors), reviews management recommendations concerning compensation for certain other executives, and administers the CBI Industries Stock Option Plan and the CBI Restricted Stock Award Plan.

      The Committee uses the services of a nationally-recognized, independent compensation consultant which provides relevant competitive compensation data to assist the Committee in making its decisions. The consultant conducts an annual review of the Company's executive compensation program and reports its findings to the Committee. This review is based on a study of the current comparative compensation practices of an appropriate sample of other large public corporations comparable in size to the Company. Throughout this report, reference to "competitive data," "market levels," "market data," etc., is reference to the information and values provided by this study. The Company relies on this array of companies for analysis of executive compensation rather than the Peer Group chosen for comparing stockholder return in the Performance Graph because the Committee believes the Company's competitors for executive talent is better reflected by this array of companies.

Overall Compensation Philosophy

      The Company's executive compensation program is designed to support the achievement of corporate performance goals, attract and retain talented people, and link executive and shareholder interests through equity-based plans with a long-term perspective. The program provides a competitive total compensation package that encourages maximum performance through a combination of short and long-term incentive plans. Cash compensation, which includes base salary and bonus, is designed to be at or near competitive market levels with base salaries approaching market levels and annual target performance bonus opportunities at market levels. Long-term incentives, which are stock option grants and restricted stock awards, are designed to be at or above market levels and to provide an incentive to an executive which is aligned with shareholder interests.

      The following is a detailed description of the current compensation program.

Base Salary

      The Committee annually reviews the salary of each executive officer of the Company. In determining appropriate salary levels, the Committee considers level of responsibility, experience, individual performance, and competitive pay levels as reflected in the compensation consultant's study. The Committee sets base salaries slightly below the median market levels as evaluated by the compensation consultant for persons of similar responsibility, experience and individual performance as determined by the Committee.

Annual Incentives

      Annual incentive bonus opportunities are made available to executive officers, including the CEO, to recognize and reward corporate, business unit, and individual performance. The plan provides incentives to executive officers of the Company by making cash payments to those who achieve their business unit and Company annual goals. The plan uses net income and return on invested capital performance goals for the Company and business units and a discretionary evaluation of individual executive performance. Threshold, target and maximum goals for Company and business unit performances are established at the beginning of each year. An executive's target bonus depends upon his position, responsibility, and ability to impact the Company's financial success. The competitive market data is reviewed annually in considering incentive bonus opportunities for individual employees. The Committee annually reviews and approves the plan. Corporate and business unit performance goals for 1993 were not met.

Stock Option Plan and Restricted Stock Award Plan

      The overall compensation philosophy is to stress long-term stock based incentives related to shareholder value.
Opportunities for such incentives are provided in the form of stock options and restricted stock at a level slightly above competitive market levels.

Stock Option Plan

      Stock options are granted under the CBI Stock Option Plan to encourage and reward long-term corporate financial success, as measured by stock price appreciation. Under the plan, the Committee annually considers grants to executives of options to purchase shares of Company stock at the closing market price on the day of the grant. These grants may be exercised after one year and up to a maximum of ten years from date of grant. The number of shares granted to an individual employee is based on the Company's financial success, a qualitative evaluation of the employee's past performance, the employee's potential, position and level of responsibility and a review of the competitive compensation data.

Restricted Stock Award Plan

      The Restricted Stock Award Plan is intended to encourage long-term employment and provide incentive compensation to Participants for Company financial performance over an extended period by using stock vesting restrictions. The Committee believes the Plan has accomplished these goals in the past, and that changes to the Plan as requested for shareholder approval in Proposal No. 2 in this Proxy Statement will further these goals by better aligning the interest of award recipients with other shareholders. Specifically, the amended Plan requested for approval includes a provision for awarding a targeted number of shares only after the Company or a recipient's business unit achieves a specific level of financial performance from goals set by the Committee. The performance measurement for which a goal is set is pre-tax operating income, as a return on net assets. Goals in a specific year would be selected by the Committee based on the Company's long-term business plan at that time, and reviewed each year.

      Under the previous Plan, one-half of shares awarded vested after five years and the other one-half vested upon retirement, death or disability. Restricted share awards were generally considered by the Committee approximately every 24 months, and the number of shares granted to an individual employee based on the Company's financial success, employee's past performance, future potential, position and level of responsibility, and a review of competitive compensation data. Under the proposed revised Plan, restrictions on all shares would lapse on the fifth anniversary of the beginning of the year in which performance is measured for determining the award, and awards would be made annually. The Committee anticipates setting the target number of shares for awards by taking into consideration that awards will now be made on an annual, rather than biennial basis.

CEO Compensation

      Mr. John Jones has been Chairman, CEO and President of CBI
Industries since 1989. Mr. Jones' 1993 base salary was $530,000, an increase of 7.1% over 1992. This increase reflects the Committee's qualitative evaluation of Mr. Jones' individual performance in managing the Company.

      Based on 1993 financial results, Mr. Jones earned an incentive bonus of $77,000, down from the $456,667 earned in 1992. Mr. Jones' bonus target is competitively set as a percentage of his base salary, with most of the amount paid based upon the same net income and return on invested capital goals for the Company as described above, and a portion of the amount paid based on the Committee's discretionary evaluation of Mr. Jones' performance in 1993. The total amount paid to Mr. Jones could have ranged from a minimum of 0% to a maximum of 114% of his base pay, depending on the degree of achievement of net income and return on invested capital performance goals and his individual performance.

      The 1993 stock option grant of 28,000 shares to Mr. Jones reflects the Committee's desire to provide significant incentives which link long-term executive compensation to long-term growth in equity for all shareholders, as described above, and in Mr. Jones' case, primarily reflects his position and level of responsibility within the Company, and, most importantly, the Committee's qualitative evaluation of Mr. Jones' performance.

      The 1993 restricted stock award of 18,000 shares made to Mr. Jones by the Committee was based on the same considerations as those for the stock option grant. The amount of the award was determined separately from the amount of the stock option grant.

      In addition to the above factors noted, in each case, as appropriate, the Committee considered the competitive data supplied by the consultant.

Internal Revenue Code Limitation on Deductibility of Compensation

      The Committee has discussed and considered certain provisions of Section 162(m) of the Internal Revenue code of 1986, as amended, relating to the deduction of compensation-related expenses in excess of $1,000,000. The Committee has not determined at this time what further action, if any, it may take or recommend with regard to the Company's executive compensation programs. It will continue to consider these Code provisions with regard to such programs and any changes to them.

                                                     COMPENSATION COMMITTEE

                                                     E.J. Mooney (Chairman)
                                                                   R.J. Day
                                                                J.T. Horton
                                                             G.E. MacDougal
                                                               R.T. Stewart

                           STOCK PERFORMANCE CHART

      The Stock Performance Chart below shall not be deemed incorporated by reference by a general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      The chart below compares the cumulative total shareholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and the Dow Jones Diversified Industrial Index for the same period. The comparison assumes $100 was invested in the Company's Common Stock, the S&P 500 index and the Dow Jones Diversified Industrial Index on December 31, 1988, and reinvestment of all dividends.


                         COMPARISON OF TOTAL RETURNS

           VALUE FOR EACH ONE HUNDRED DOLLARS INVESTED ON 12/31/88 (GAINS IN STOCK PRICE, DIVIDENDS AND REINVESTED DIVIDENDS)

Measurement Period
(Fiscal Year Covered)        CBI     S&P 500     PEER GROUP*

Measurement Pt-12/31/88      $100    $100        $100

FYE 12/31/89                 $130    $132        $126
FYE 12/31/90                 $164    $127        $117
FYE 12/31/91                 $201    $166        $145
FYE 12/31/92                 $187    $179        $168
FYE 12/31/93                 $195    $197        $206


*Dow Jones Diversified Industrial Index

                                 PROPOSAL 1

                         AMENDMENT TO CERTIFICATE OF
                                INCORPORATION



      The Board of Directors recommends approval of an amendment to the Company's Certificate of Incorporation (the "Amendment") which would eliminate the requirement for a shareholder's vote to authorize those mergers that do not required a shareholder vote under the Delaware Corporation Law. Existing Article Tenth, as amended by the Amendment, would read in its entirety as follows:

      "TENTH: Merger, Consolidation, Dissolution, Sale of Assets, Charter Amendment. Except as otherwise provided in this Certificate of Incorporation, the corporation shall not take any of the following actions, except upon the affirmative vote of holders of not less than two-thirds (2/3) of the outstanding Common Stock of the corporation entitled to vote and the affirmative vote of not less than two-thirds (2/3) of each series of shares of Preferred stock of the corporation entitled to vote as a class on such issue, or, where the Board of Directors has recommended such action, upon the affirmative vote of holders of a majority of the outstanding Common Stock of the corporation entitled to vote and the affirmative vote of a majority of each series of the outstanding shares of Preferred Stock of the corporation entitled to vote as a class on such issue:

            (a) a merger or consolidation (except where the corporation owns at least 90 % of the voting securities of a corporation which merges into this corporation or, unless otherwise prohibited by this Certificate of Incorporation, except where the Board of Directors is authorized under the law of Delaware to approve a merger without shareholder approval);

            (b)  dissolution or liquidation;

            (c) sale or other disposition of all or substantially all of the assets of the corporation; or

            (d)  amendment of the Certificate of Incorporation.

      When the Company was reorganized in 1979, its Certificate of Incorporation (the "Certificate") required, by analogy to
Illinois law as it applied to Chicago Bridge & Iron Company
before the reorganization, a two thirds vote of the outstanding shares entitled to vote to approve, among other things, all mergers. In 1983, the Board of Directors recommended that the Certificate be amended to provide that if the Board of Directors approved any merger, the vote required would be reduced to a majority of the outstanding shares entitled to vote. The Board believed that the amendment would provide the Company and its shareholders with greater flexibility in dealing with corporate transactions that are approved by the Board. The shareholders
adopted this amendment in 1983 with over                    % of
the shares voting in favor of the proposal.

      The Delaware General Corporation Law ("Delaware Law") permits the Board of Directors of a company to authorize the company to enter into a merger without shareholder approval if certain conditions are met and shareholder approval is not otherwise required by the Certificate. Those conditions are, that as a result of or in connection with the merger, (1) the Certificate is not amended; (2) each share of stock outstanding prior to the effective date of the merger will be identical to outstanding or treasury shares after the merger; and (3) no shares of common stock of the surviving corporation or securities convertible into common stock of the surviving corporation are to be issued, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of common stock outstanding immediately prior to the effective date of the merger. Because of the provisions in the currently existing Article Tenth in the Company's Certificate, the Company is not able to take advantage of this flexibility provided by Delaware Law.

      The Amendment would eliminate the requirement of a shareholder vote and permit the directors, if they determine it to be in the best interests of shareholders and the Company, and subject to the conditions of the Delaware Law, to authorize those mergers that do not require a shareholder vote under the Delaware Law. The Board of Directors believes this is desirable because it will permit the Company to use Common Stock to effect small acquisitions by merger which are approved by a majority of the Board of Directors. A shareholder, however, could be disadvantaged by the amendment through the elimination of the shareholder's power to vote on any such mergers using common stock if the shareholder disagreed with the determination of the Board. The Company knows of no present transaction to which this would apply and has no present commitment to acquire any company by merger.

Vote Required

      This proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and the Series C Preferred Stock voting together as a class and represented at the annual meeting.

The Board recommends a vote FOR Proposal 1.


                                 PROPOSAL 2

                    CBI 1994 RESTRICTED STOCK AWARD PLAN

      The Board of Directors recommends that the shareholders approve the CBI 1994 Restricted Stock Award Plan (the "Plan"), which has been approved by the Board. The principal features of the Plan are summarized below, and the complete text of the Plan is set forth in Exhibit A. Terms defined in this description are for purposes of this description only and reference is made to the detailed provisions of the Plan.

Purpose and Adoption of the Plan

      Employee ownership has been encouraged by the shareholders, directors and management over a period of more than 50 years, first through informal arrangements and later through formal stock option, stock purchase, restricted stock award, and employee stock ownership plans (ESOP). The Board believes that such employee participation in ownership has been exceptionally successful in promoting the Company's success, and has thus been beneficial to all shareholders.

      The Plan will provide an incentive for management employees to contribute to continued growth and profitability by encouraging stock ownership. The Plan is intended to further the interests of the Company by enabling it to attract and retain the services of highly qualified and motivated persons. The Board adopted the Plan on March 9, 1994, to be effective on March 9, 1994, if approved at the annual meeting of the Company on May 12, 1994.

      The Plan replaces the CBI 1989 Restricted Stock Award Plan which expires on April 30, 1994. As of March 1, 1994, 55,000 shares remained reserved under the 1989 plan.

Stock Available for Award

      There will be reserved for issue upon granting of awards an aggregate of 1,250,000 shares of $2.50 par value common stock of the Company ("shares"). The number of shares reserved will be adjusted to reflect any stock dividend, stock split, reclassification or similar change in capitalization. The aggregate number of shares reserved shall be reduced by the number of shares awarded by the Company. Forfeited shares may not be awarded again. Awards may be made from authorized but unissued shares or from treasury shares.

Eligibility

      All employees of the Company (including officers of the Company but not directors unless they are also employees) and of its present and future subsidiaries with supervisory or management responsibility, and certain other key salaried employees are eligible to be selected to participate. The Compensation Committee of the Board (the "Committee") shall select employees to participate. Awards to the Chief Executive Officer of the Company shall be subject to approval by the Board. It is estimated that approximately 325 employees will be eligible to participate in the Plan.

Making of Awards

      At the beginning of each fiscal year of the Company, the Committee shall approve and record specific goals of performance for the Company and, as appropriate, each of its primary operating Subsidiaries to be achieved by the end of that current fiscal year, which goals shall be based on operating income (before taxes) as a return on net assets for the Company or Subsidiary, or a combination thereof, as appropriate. After the close of the fiscal year, the Committee will certify the level of performance achieved as compared to the goals established at the beginning of the fiscal year.

      At the same time as the performance goals described above are established, the Committee shall approve specific targets of numbers of shares of Common Stock ("Target Award"), either by individual Participant or a class of Participants, which shall become Awards following the end of such fiscal year only if the specified performance goals are achieved by the Company. No Award shall be made until and unless the Committee shall certify that the performance goals have been achieved for a fiscal year for which Target Awards have been approved, or the extent to which such goals have been achieved. The date on which the Committee makes such certification shall be the Award Date for a fiscal year for those portions of Awards for which the number of shares of Common Stock is fixed based on that performance, as described below. At the same time that the performance goals are established by the Committee, the Committee may also approve that Awards for the fiscal year under consideration, if any, shall be made in an amount more or less than the Target Award, but in no case greater than 200% of the Target Award, on the basis of a scale approved by the Committee corresponding to a proportion of the performance goal actually achieved.

      Awards determined for a given fiscal year shall be allocated
(i) 50% to the year for which performance is measured, and this portion of an Award shall not be subject to increase or decrease,
(ii) 25% to the first fiscal year following ("First Year
Awards"), and (iii) 25% to the second fiscal year following ("Second Year Awards"). First Year Awards and Second Year Awards shall be further subject to increase or decrease, each one time only, in the same manner and on the same scale, if applicable, as the amount of the Target Award may be increased or decreased for the fiscal year to which the First Year Awards and Second Year Awards are allocated. Shares which are no longer subject to increase or decrease will be issued in the name of the Participant and subject to the rights and restrictions described below.

      It is not possible to determine at the present time the benefits, if any, or the amounts, if any, that will be received under the Plan.

Rights of Participants as Shareholders

      Participants will have all the rights of a shareholder with respect to any shares which have been issued, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares, subject to the restrictions described below. The shares will be held for the account of the Participant until the restrictions lapse or the shares are forfeited.

      A Participant shall have no rights to any portion of an Award until the corresponding shares are issued.

Restrictions on and Forfeitures of Share Awards

      No shares may be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed. Shares may be transferred upon the death of a participant to that Participant's legal representatives, heirs, and legatee pursuant to the Participant's will, by the laws of intestate succession or by way of the Participant naming a beneficiary under the Plan. In addition, the Committee may in an individual case impose more severe restrictions, in which event those more severe restrictions will be controlling. Shares for which restrictions have not lapsed, are subject to forfeiture, without notice, immediately upon the occurrence of any of the following events:

      (a) The termination of employment for any reason other than those events which terminate employment described below under "Release of Restrictions";

      (b) The performance of services as an employee, consultant, or independent contractor for, or the acquisition of an ownership interest in excess of 5% in, any competitor of the Company or competitor of any subsidiary of the Company while an employee of the Company or any subsidiary without the written consent of the Company;

      (c) An attempt to sell, exchange, transfer, pledge, hypothecate or otherwise dispose of in any manner whether voluntary or involuntarily any share before these restrictions are released as described below under Release of Restrictions; or

      (d) A violation of any additional restrictions imposed by the Compensation Committee.

Release of Restrictions

      Restrictions on any share will lapse at the beginning of the year containing the fifth anniversary of the beginning of the fiscal year for which a Target Award is approved, as to all shares issued pursuant to such Target Award, as the same may be increased or decreased in accordance with the Plan. Restrictions remaining in effect lapse upon the occurrence of (i) death, (ii) termination of employment by reason of Retirement or Disability,
(iii) termination of employment, for any reason other than for wilful and material actions causing direct and substantial harm to the Company or its subsidiaries or affiliates, or any termination of the Plan, throughout the three year period following a change of control, as defined in the CBI Pension
Plan, and (iv) involuntary termination of employment pursuant to a program of workforce reduction, as determined by the authorized officers of the Company.

Allocations

      Awards which are subject to increase or decrease are subject to the restrictions prior to the date shares are issued in connection therewith. If any shares are forfeited for any reason, any Awards which are further subject to increase or decrease will be forfeited. In the event of the retirement or involuntary termination of a Participant after the first quarter of a fiscal year, or the death or disability of a Participant on any date (the year in which a such event occurs, "Final Year"), the Participant shall receive an Award for the Final Year, determined as described herein. The Target Award for the Final Year shall be pro-rated from the beginning of the Final Year to the date of such event. The achievement of the performance goal for determining the amount of the Award for the Final Year and the adjustment of any First Year Awards and Second Year Awards allocated to the Final Year, if any, shall be measured using the same number of calendar quarters as corresponds to the period of time over which the Performance Goal established by the Committee for the Final Year is being measured ending on the last day of the calendar quarter preceding such event. The Committee will certify the level of performance, compare it to the Performance Goals and approve the corresponding Award. The entire Award for the Final Year will be issued as shares and no part of the Award will be subject to further increase or decrease. Any First Year Award or Second Year Award which is subject to increase or decrease during the Final Year will be awarded, subject to the same adjustment as the Target Award for the Final Year. Any Second Year Award allocated to a fiscal year subsequent to the Final Year shall not be subject to increase or decrease and shall become part of the Award for the Final Year.

Amendment and Termination

      The Board may suspend, terminate or amend the Plan at any time. However, no amendment shall adversely affect rights under an Award without the consent of the Participant and no amendment shall change the maximum number of shares available for awards to all Participants. No Award shall be made under the Plan after April 30, 2000, or shares issued under the Plan after April 30, 2002, when shares covered by First Year Awards and Second Year Awards based on the last Target Award under the Plan are no longer subject to increase or decrease.

Brief Description of Federal Income Tax Consequences

      The Company has been advised by counsel that the federal tax consequences to the Company and Participants in the Plan will be as follows:

      Participants in the Plan will incur no income for federal income tax purposes at the time they receive an Award unless they affirmatively elect under Section 83(b) of the Internal Revenue Code of 1986 (the "Code") to incur income then. Otherwise, each Participant will realize taxable income (and the Company will be normally entitled to a corresponding deduction) to the extent that risk of forfeiture of the awarded stock lapses. The amount of income will equal the fair market value of the stock affected at that time. Thereafter, the Participant will realize capital gain or loss upon the sale or taxable exchange of the stock equal to the difference between the aggregate income incurred under the foregoing rules and the price received for the shares. The holding period for determining whether the gain or loss is long or short term will begin on the date on which the restrictions lapse.

      In the event a Participant makes the election under Section 83(b) referred to above (within 30 days of his receipt of the award), the Participant will realize income (and the Company is normally entitled to a corresponding deduction) at the time of the Award in an amount equal to the fair market value without regard to the restrictions on the stock at that time. If the participant thereafter forfeits the stock, the Company will be required to recapture any deduction taken as a result of the Award of that stock. Assuming no forfeitures, upon the lapse of restrictions, the Participant will not incur taxable income. Thereafter the Participant will realize capital gain or loss upon the sale or other taxable exchange of the stock equal to the difference between the aggregate taxable income incurred under the foregoing rules and the price received for the stock. The holding period for determining whether the gain or loss is long or short term will begin on the date on which the stock was awarded.

      The foregoing tax analysis is intended to assist in understanding the operation and tax consequences of the Plan.
The Company assumes no responsibility with respect to the income taxes of its employees or how such taxes should be computed, reported or paid. Tax laws and regulations are subject to change at any time.

Withholding of Shares

      To the extent the receipt of shares pursuant to a lapse of restrictions is subject to withholding of income or employment taxes by the Company for which the Company requires reimbursement from the recipient, the recipient may elect to reimburse the Company with shares withheld from the shares to be received, cash or a combination of shares and cash.

Vote Required

      This proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and the Series C Preferred Stock voting as a class and represented at the Annual Meeting.

The Board recommends a vote FOR Proposal 2.


                                 PROPOSAL 3

                          CBI OFFICERS' BONUS PLAN

      The Board of Directors recommends that the shareholders approve the CBI Officers' Bonus Plan (the "Plan"), which has been approved by the Board. The principal features of the Plan are summarized below, and the complete text of the Plan is set forth in Exhibit B.

Purpose and Adoption of the Plan

      The purpose of the Plan is to provide annual short-term incentives to the executive officers who contribute to the success of the Company providing an annual direct cash payment based upon annual business unit and Company performance goals. The Board adopted the Plan on March 9, 1994, to be effective as of January 1, 1994, if approved at the annual meeting of the Company on May 12, 1994. The Plan is substantially similar to the incentive bonus opportunities disclosed in the Summary Compensation Table and described under the caption "Compensation Committee Report on Executive Compensation".

Description of the Plan

      Participants in the Plan are the executive officers of the Company. Payments are made under the Plan following the end of the fiscal year, and consist of two distinct and separate parts
(a) a performance part, based upon a predetermined formula and
(b) a discretionary part. Each year the Board approves an annual operating plan which is derived as a composite of the individual business plans of the major business units. At the beginning of each year, the Compensation Committee of the Board (the "Committee") will establish individual target amounts for each participant based upon achievement of performance goals under the operating plan. The goals are based upon profit and return on invested capital. Payment of the performance part of the bonus is based upon attaining these goals. The maximum performance bonus can not exceed 100% of base salary. Under the Plan, for those officers of the Company who are also officers of major operating business units, "income" is defined as annual operating income, before minority interest, taxes and interest, and "return on average capital employed" is measured by dividing annual operating income by a five-point average of the capital invested (shareholder's investment and advances) by the Company in the specific major operating business unit plus the balances of minority interest and interest-bearing debt maintained and accounted for by the major operating business unit. For those officers who are only officers of the Company the financial measures used in establishing the goals are the Company's annual consolidated net income before preferred dividends, and return on average invested capital, which is calculated by dividing annual net income before preferred dividends by a five-point average of total interest-bearing debt, and preferred and common shareholders' investment. Formula bonus payments are made only after the Compensation Committee has certified the achievement of the goals.

      The discretionary part of the bonus is based on the Committee's assessment of the individual management performance of each of the Company's executive officers for the effort and skill exhibited in supervising their respective areas of responsibility and the personnel who report to them, and based on the achievement of individual improvement, not on quantitative measures. Individual target and maximum amounts payable under this portion of the Plan are also established and approved by the Committee at the beginning of the year. The amounts payable are separate from and are not a substitute for any part of the performance-based part of the Plan. The amounts paid under the discretionary part of the Plan are recommended by the management of the Company, approved by the Committee, and reviewed by the Board of Directors. The CEO's discretionary part is determined solely by the Committee and approved by the Board of Directors.

      The Plan is substantially the same as the bonus opportunity reflected in the Summary Compensation Table set forth in this Proxy Statement. There are presently nine executive officers who would be eligible to participate in the Plan. The amounts received by each named executive officer for the year 1993 are set forth in the Summary Compensation Table. All executives received an aggregate bonus of $273,125 for the year 1993.

Tax Consequences

      The Company has been advised by counsel that the federal tax consequences to the Participants in the Plan will be that payments under the Plan will be taxed to the Participant as ordinary income in the year of payment.

Vote Required

      This proposal requires the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock and the Series C Preferred Stock voting as a class and represented at the Annual Meeting.

The Board recommends a vote FOR Proposal 3.


                              RELATIONSHIP WITH
                       INDEPENDENT PUBLIC ACCOUNTANTS

      The Board will designate an independent auditor of the Company for 1994 upon receiving a recommendation from its Audit Committee in 1994. Representatives of Arthur Andersen & Co., which has served as the Company's and its predecessor's independent public accountants from 1939 through 1993, are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

                            SHAREHOLDER PROPOSALS

      The Company's by-laws require that any shareholder desiring to propose new business at an annual meeting first submit such new business in writing to the Secretary of the Company, C.C. Toerber, CBI Industries, Inc., 800 Jorie Boulevard, Oak Brook, Illinois 60521-2268, not later than sixty days prior to the first anniversary of the date of the last meeting of stockholders called for the election of directors. Shareholder proposals which are found to be appropriate for shareholder action will be included in the proxy material for the 1995 Annual Meeting of Shareholders if such proposals are received by the Secretary not later than December 6, 1994.

                                OTHER MATTERS

      The Board has no knowledge of any business to be presented for consideration at the Annual Meeting other than that discussed above. Should any other business properly come before the meeting or any adjournment thereof, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in such proxies.

                                   By Order of the Board of Directors

                                              J. E. Jones
                                              Chairman of the Board


March _____, 1994
                                  EXHIBIT A

                    CBI 1994 RESTRICTED STOCK AWARD PLAN
                          (Effective March 9, 1994)

      1. Purpose. The purpose of this CBI 1994 Restricted Stock Award Plan (the "Plan") is to provide an incentive for Participants to contribute to the continued growth and profitability of the Company by encouraging stock ownership. The Plan is intended to further the interest of the Company by enabling it to attract and retain the services of highly qualified and motivated persons to serve the Company and its Subsidiaries.

      2. Definitions. As used in the Plan, the following terms shall have the following meanings:

      Award - The grant of Common Stock subject to the restrictions and pursuant to the terms of the Plan.

      Award Date - The date on which an Award is made by the Committee as provided by paragraph 4.2 below.

      Board - The Board of Directors of the Company, as from time to time constituted.

      Committee - The Compensation Committee of the Board, no member of which shall be eligible to participate in the Plan while serving as such member or in the prior calendar year.

      Common Stock - Common Stock, $2.50 par value per share, of the Company.

      Company - CBI Industries, Inc., a Delaware corporation.

      Disability - That condition of a Participant, including but not limited to a physical or mental condition, which makes a Participant unable to perform the regular duties of that Participant's employment, as determined by the Committee, provided, however, that Disability shall not consist of a condition resulting from a cause which the Committee has excluded.

      Effective Date - March 9, 1994, subject to shareholder approval.

      Involuntary Termination - Termination of employment as described in paragraph 5.4(a)(iv) below.

      Participant - An employee or former employee who has received an Award under the Plan.

      Retirement - The termination of employment of a Participant with the Company and all Subsidiaries after qualifying for any retirement as defined under the terms of any qualified defined benefit pension plan sponsored by the Company or any Subsidiary in which such Participant also participates, or, if not participating in such a plan, then after attaining such age and service as would qualify for retirement under the terms of the CBI Pension Plan, as amended, or such earlier termination with the Company's consent and as may be determined by the Committee to constitute early retirement, provided, however, that no termination of such employment by reason of dishonesty, fraud or breach of trust against the Company or any of its Subsidiaries or affiliates, as determined by the Committee, shall constitute Retirement.

      Subsidiary - Any corporation of which more than 50% (by number of votes) of the voting stock is owned by the Company and/or one or more corporations which are themselves
      Subsidiaries of the Company.

      3. Common Stock Subject to Plan. There will be reserved for issue upon the granting of Awards during the term of the Plan an aggregate of 1,250,000 shares of Common Stock, as adjusted by the Committee as required to reflect any stock dividend, stock split, reclassification or similar change in capitalization. If any such adjustment shall result in a fractional share such fraction shall be disregarded. Upon the granting of an Award, the number of shares reserved for Award shall be reduced by both the number of shares so awarded and the number of shares forfeited to the Company hereunder. Awards may be made from authorized but unissued shares or from treasury shares. All authorized but unissued shares awarded hereunder shall be fully paid and nonassessable shares.

      4.    Eligibility and Awards.

            4.1 Eligibility. All employees (including officers, but not directors unless also employees) of the Company and of its present and future Subsidiaries within such levels of supervisory or management responsibility, and such other key salaried employees, as designated or approved from time to time by the Committee are eligible to be Participants.

            4.2 Making of Awards. Subject to the express provisions of the Plan, the Committee shall in its sole discretion determine the employees who may receive Awards pursuant to the Plan. In making such determinations, the Committee shall take into account the recommendations of the management of the Company and the nature of the services rendered by the respective employees, their present and potential contributions to the Company's success and such other factors as the Committee in its discretion shall deem relevant. Any employee may not receive Awards more frequently than once in each calendar year.

            (a) The size of a Participant's Award shall be determined in the following manner:

                 At the beginning of each fiscal year of the
            Company, the Committee shall approve and record specific goals of performance for the Company and, as appropriate, each of its primary operating Subsidiaries to be achieved by the end of that current fiscal year, which goals shall be based on operating income (before taxes) as a return on net assets for the Company or Subsidiary, or a combination thereof, as appropriate. After the close of the fiscal year, the Committee will certify the level of performance achieved as compared to the goals established at the beginning of the fiscal year.

                 At the same time as the performance goals
            described above are established, the Committee shall approve specific targets of numbers of shares of Common Stock ("Target Award"), either by individual Participant or a class of Participants, which shall become Awards following the end of such fiscal year only if the specified performance goals are achieved by the Company. No Award shall be made until and unless the Committee shall certify that the performance goals have been achieved for a fiscal year for which Target Awards have been approved, or the extent to which such goals have been achieved. The date on which the Committee makes such certification shall be the Award Date for a fiscal year for those portions of Awards for which the number of shares of Common Stock is fixed based on that performance, as described below. At the same time that the performance goals are established by the Committee, the Committee may also approve that Awards for the fiscal year under consideration, if any, shall be made in an amount more or less than the Target Award, but in no case greater than 200% of the Target Award, on the basis of a scale approved by the Committee corresponding to a proportion of the performance goal actually achieved.

                 Awards determined for a given fiscal year shall be
            allocated (i) 50% to the year for which performance is measured, and this portion of an Award shall not be subject to increase or decrease, (ii) 25% to the first fiscal year following ("First Year Awards"), and (iii) 25% to the second fiscal year following ("Second Year Awards"). First Year Awards and Second Year Awards shall be further subject to increase or decrease, each one time only, in the same manner and on the same scale, if applicable, as the amount of the Target Award may be increased or decreased for the fiscal year to which the First Year Awards and Second Year Awards are allocated.

            (b) In the event of Retirement or Involuntary Termination of a Participant after the first quarter of a fiscal year, or the death or Disability of a Participant on any date, an Award for such Participant relating to the fiscal year of the date of such event ("Final Year") shall be made, determined as follows: The Target Award, if any, for such Participant for the Final Year shall be pro-rated for that portion of the Final Year ending on the date of the event, and the achievement of the performance goal for determining the amount of the Award for the Final Year, and the adjustment of any First Year Awards and Second Year Awards allocated to the Final Year, if any, shall be measured, and certified by the Committee as appropriate, as of the end of the calendar quarter immediately preceding or coinciding with the date of the event, using the same number of calendar quarters immediately preceding the date of the event as corresponds to the period of time over which the performance goal established by the Committee for the Final Year is being measured. Any Second Year Awards allocated to a fiscal year subsequent to the Final Year shall not be subject to increase or decrease, and shall become part of the Award for the Final Year. In the event of Retirement or Involuntary Termination of a Participant during the first quarter of a fiscal year, the Participant shall not be eligible to receive a Target Award for the Final Year, but all First Year Awards and Second Year Awards allocated to the Final Year and any Second Year Awards allocated to a fiscal year subsequent to the Final Year shall not be subject to increase or decrease and shall become part of the Award for the Final Year.

            (c) No more than 50,000 shares shall be issued to any person in any fiscal year.

            4.3 Form of Award. As soon as reasonably practicable after making a determination as provided in paragraph 4.2 above, the Committee or its designee shall advise the Participant in writing of the making of the Award, the number of shares not subject to increase or decrease, the amount of First Year Awards and Second Year Awards still subject to increase or decrease, the restrictions on any shares and incidents of forfeiture thereof, and any other terms and conditions relating thereto; except, however, that in the case of any Award to the Chief Executive Officer of the Company, the Committee shall first submit such Award to the Board, which in its discretion may disapprove or reduce the Award.

      5.    Restrictions on Awards.

            5.1 Rights of Participants as Shareholders. Shares awarded hereunder which are not subject to increase or decrease in accordance with this Plan shall forthwith be duly issued and identified on the books of the Company in the Participant's name as of an Award Date, as determined herein. The Participant shall thereupon be a shareholder with respect to all such shares and shall have all the rights of a shareholder with respect to all such shares, including the right to vote such shares and to receive all dividends and other distributions (subject to the provisions of paragraph 5.2 below) paid with respect to such shares; provided, however, that such shares shall be subject to the restrictions hereinafter described, and to such additional or more severe restrictions (including more severe provisions relating the lapsing of restrictions) as may be imposed by the Committee in approving any Target Awards.

            In aid of such restrictions, shares issued as of an Award Date shall be held by the Company in its control for the account of such Participant until such restrictions lapse as provided in paragraph 5.4 below or such shares are theretofore forfeited to the Company as provided by paragraph 5.3 below. No Participant shall be considered to be a shareholder with respect to any part of an Award which is still subject to increase or decrease in accordance with this Plan.

            5.2 Changes in Capitalization. In the event that, as the result of a stock dividend, stock split, reclassification or similar change in capitalization, the Participant shall, as the owner of shares subject to restrictions hereunder, be entitled to new or additional or different shares of stock or securities, the certificate or certificates for, or other evidences of, such new or additional or different shares or securities, shall also be held by the Company in its control for the account of such Participant as provided in paragraph 5.1 above. Any allocated portion of an Award subject to adjustment as described in paragraph 4.2 above shall be increased or decreased in the same manner as shares already issued to a Participant subject to restrictions. All provisions of the Plan relating to restrictions and lapse of restrictions herein set forth shall thereupon be applicable to such new or additional or different shares or securities to the extent they were issued to a Participant; provided, however, that if the Participant shall receive rights, warrants or fractional interests in respect of any of such shares, such rights or warrants may be held, exercised, sold or otherwise disposed of, and such fractional interests may be settled, by the Participant free and clear of the restrictions hereafter set forth.

            5.3 Imposition of Restrictions. Each share issued to a Participant under the Plan shall be subject to the following restrictions except to the extent that such restrictions have lapsed pursuant to paragraph 5.4 below:

            5.3.1 Transfer Restrictions. None of such shares shall be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of in any manner, whether voluntarily or involuntarily.

            5.3.2 Forfeitures. All of such shares issued, and all shares subject to Awards, shall be forfeited to the Company without notice immediately upon the occurrence of any of the following events:

                 a.    The termination of the employment
            of the Participant with the Company and all Subsidiaries for any reason other than Retirement, Disability, Involuntary
            Termination or death, or

                 b.    The performance of services by the
            Participant, while an employee of the Company or any Subsidiary, as an employee, consultant or independent contractor for, or the acquisition of an ownership interest in excess of five percent (5%) in, any competitor of the Company or competitor of any Subsidiary without the express written consent of the Company, or

                 c.    An attempt to transfer or cause to
            transfer such shares, whether voluntarily or involuntarily, in violation of paragraph
            5.3.1 above, or

                 d.    A violation of such additional or
            more severe restrictions which may be imposed by the Committee pursuant to paragraph 5.1.

            5.4 Release of Restrictions. Subject to any adjustments required by paragraph 4.2(b) above, the restrictions set forth in paragraph 5.3 above on shares issued to Participants under the Plan, to the extent such shares have not been forfeited pursuant to paragraph 5.3 above, shall lapse:

            (a) on the first to happen of (i) the date of the Participant's death, (ii) the termination of the Participant's employment by reason of his Retirement or Disability, (iii) termination of employment for any reason other than wilful and material actions causing direct and substantial damage to the Company or its Subsidiaries or affiliates, or any termination of the Plan, throughout the three-year period following a "change of control", as defined in the CBI Pension Plan, (iv) involuntary termination of employment pursuant to a program of workforce reduction, as determined by the authorized officers of the Company, and (v) the fifth anniversary of the beginning of the fiscal year for which a Target Award is approved, as to all shares issued pursuant to such Target Award, as the same may be increased or decreased in accordance with the Plan; or

            (b) pursuant to such additional or more severe restrictions imposed by the Committee pursuant to paragraph
      5.1.

            5.5  Effect of Death Prior to Release of
      Restrictions. Should a Participant die, all shares to be issued by the Company with respect to such Participant under this Plan shall be transferred on the books of the Company and issued to such beneficiary or beneficiaries as have been effectively designated by the Participant or, if none, then to the deceased Participant's surviving spouse or, if none, then to the Participant's lawful descendants, per stirpes as defined by common law, or, if none, then to the deceased Participant's estate. Any such transfer shall be made effective as of the date of death of the Participant. To be effective, the designation of such beneficiary must be filed with the Committee or its designee in such written form as it requires and may include secondary, successive or contingent beneficiaries. Any Participant may change a beneficiary designation at any time by filing with the Committee or its designee a new beneficiary designation meeting the above requirements. The determination of the Committee as to the identity of a beneficiary, or whether a beneficiary is living or dead, pursuant to any determinations of rights under this Plan shall be conclusive and binding on all concerned.

            5.6 Withholding of Shares. To the extent the receipt of shares pursuant to a lapse of restrictions is subject to the withholding of any income or employment taxes by the Company for which the Company requires reimbursement from the recipient, the recipient may elect to reimburse the Company with shares withheld from the shares to be received, or cash, or a combination of such shares and cash, of sufficient value to make such reimbursement. Any such withholding or reimbursement shall comply with all applicable governing laws and regulations.

      6.    Miscellaneous.

            6.1 Administration. Subject to the express provisions of the Plan, the Committee shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee's determinations on the matters referred to herein shall be final and conclusive.

            6.2 Limitation. Nothing in the Plan or in any Award shall confer on any employee the right to continue in the employ of the Company or any of its Subsidiaries nor interfere in any way with the right of the Company or its Subsidiaries to terminate the employment of that employee at any time.

            6.3 Amendment and Termination. The Board may suspend or terminate the Plan, or amend the Plan in such respect as it shall deem advisable, provided, however, that such amendment shall not, without the consent of the Participant to whom any Award shall theretofore have been granted under the Plan, adversely affect the rights of such Participant under such Award, including shares which may still be subject to increase or decrease as provided under the Plan, and further provided that such amendment shall not change the maximum number of shares available under the Plan or available for any one Participant.

            6.4 Effectiveness of the Plan. The Plan shall become effective on March 9, 1994. No Awards shall be made under the Plan after April 30, 2000, nor shares issued under the Plan after April 30, 2002 when shares covered by First Year Awards and Second Year Awards based on the last Target Award under the Plan are no longer subject to increase or decrease, or such earlier date as the Plan may have been terminated pursuant to paragraph 6.3.

                                  EXHIBIT B

                            CBI INDUSTRIES, INC.
                            OFFICERS' BONUS PLAN


The CBI Industries, Inc., Officers' Bonus Plan (the "Plan") is an annual short-term incentive plan. Participants in the Plan are the executive officers of CBI Industries, Inc. (the "Company"). Payments are made under the Plan following the end of the fiscal year, and consist of two distinct and separate parts: (a) a formula, performance-based part, and (b) an individual, discretionary part.

The performance-based part of the Plan is based on the annual operating plan of the Company for the fiscal year, which is approved by the Board of Directors, and derived as a composite of the individual annual business plans within the major operating business units of the Company. Individual target bonus amounts for each covered officer are approved by the Compensation Committee of the Board at the beginning of the year. Achievement and payment of the performance part of the Plan is based strictly on attaining specific goals of income and return on capital, both of which are also approved by the Compensation Committee at the beginning of the year. Under the Plan, for those officers of the Company who are also officers of major operating business units, "income" is defined as annual operating income, before minority interest, taxes and interest, and "return on average capital employed" is measured by dividing annual operating income by a five-point average of the capital invested (shareholder's investment and advances) by the Company in the specific major operating business unit plus the balances of minority interest and interest-bearing debt maintained and accounted for by the major operating business unit. For those officers who are only officers of the Company the financial measures used in establishing the goals are the Company's annual consolidated net income before preferred dividends, and return on average invested capital, which is calculated by dividing annual net income before preferred dividends by a five-point average of total interest-bearing debt, and preferred and common shareholders' investment. Formula bonus payments are made only after the Compensation Committee has certified the achievement of the goals. The maximum bonus payable under the formula, performance-based, part of the Plan is 100% of base salary.

The discretionary part of the bonus is based on an assessment of the management performance of each of the Company's executive officers and the effort and skill exhibited in supervising their respective areas of responsibility and the personnel who report to them. It is qualitative based on individual performance and not on quantitative Company-wide measures. Individual target and maximum amounts payable under this portion of the Plan are also established and approved by the Compensation Committee at the beginning of the year. The amounts payable are separate from, and are not a substitute for, any part of the performance-based payments under of the Plan. The amounts paid under the discretionary part of the Plan are recommended by Company management, approved by the Compensation Committee, and reviewed by the Board of Directors. The CEO's discretionary part is determined solely by the Compensation Committee, subject to review by the Board.

            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS-MAY 12, 1994

                            CBI INDUSTRIES, INC.


The undersigned hereby appoints J.E. Jones and G.L. Schueppert, or either of them, as the proxies or proxy of the undersigned, with full power of substitution, to vote the number of shares of common stock and Convertible Voting Preferred Stock, Series C, of CBI Industries, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at Drury Lane Oakbrook Terrace, 100 Drury Lane, Oakbrook Terrace, Illinois, at 10:30 A.M., Central Time, on May 12, 1994, and at any adjournment thereof, as fully as the undersigned could do if personally present, for the transaction of such business as may properly come before such meeting, and specifically as appears on the other side of this card.

This proxy should be signed exactly as your name or names appear in the space at the left. If signing in any fiduciary or representative capacity, give full title as such.



                                        Dated:                  , 1994
Signature of Shareholder

PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY AS SOON AS
POSSIBLE IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED FOR
MAILING IN THE UNITED STATES.
                                   (over)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY
PAGE

                                                (continued from other side)

         INDICATE VOTING AUTHORITY BY MARKING IN THE APPROPRIATE BOX


Election of the following nominees as directors for a three year term:

R. J. Daniels, J. E. Jones, E. J. Mooney, Jr. and R. G. Wallace

/_/   For All Nominees Listed      /_/Withhold Authority to Vote
Above                              For All Nominees Listed Above

/_/   For All Nominees Listed Above
      Except Nominees Written in Space
            Below:



The Board of Directors recommends a vote FOR Proposals No. 1, 2 and 3

      1.    Proposal No. 1 (Amendment to the Certificate of
            Incorporation)

            /_/  For               /_/  Against           /_/   Abstain

      2.    Proposal No. 2 (CBI 1994 Restricted Stock Award Plan)

            /_/  For               /_/  Against           /_/   Abstain

      3.    Proposal No. 3 (CBI Officer's Bonus Plan)

            /_/  For               /_/  Against           /_/   Abstain

This proxy, when properly executed, will be voted in the manner directed herein. If no choice is indicated on this proxy, votes represented by this proxy will be voted FOR all the nominees listed above and FOR Proposals No. 1, 2 and 3. In their discre-tion, the proxies are authorized to vote upon such other business as may properly come before the meeting.